Exhibit 77D

The MFS High Yield Opportunities Fund, a series of MFS Series Trust III changed the percentage of net assets that the Fund may invest in Foreign Securities (including Emerging Markets) from 25% to 50% as described in the statement of additional information contained in Post-Effective Amendment No. 28 to the Registration Statement (File Nos. 2-60491 and 811-2794) filed with Securities and Exchange Comission via EDGAR on March 31, 1999. Such description is incorporated herein by reference.